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                                                                  EXHIBIT 99.24


                             CODEMASTER CORPORATION
                            STOCK BUY-BACK AGREEMENT


        This CodeMaster Corporation Stock Buy-Back Agreement (the "Agreement") is entered into this _____ day of _____________, _____ by and between CodeMaster Corporation, a California corporation (the "Corporation"), and
_______________________ (the "Optionee") with reference to the following:

        A. Effective this date, the Optionee exercised an option ("Option") granted to ___________________ ("Employee") pursuant to the CodeMaster Corporation 1998 Executive Stock Option Plan ("Plan") and the CodeMaster Corporation __________________ Stock Option Agreement by and between the Employee and the Corporation and dated ________________ ("Option Agreement") to purchase ________ shares of the Common Stock of the Corporation ("Shares"), said Shares being hereinafter referred to as "Option Shares" or "Option Share" as the context requires.

        B. In accordance with the provisions of the Plan and the Option Agreement, the above-referenced Option Shares shall be held by the Optionee subject to the restrictions and pursuant to all of the terms and conditions of this Agreement.

        In consideration of the foregoing and the mutual covenants of the parties herein, the Corporation and the Optionee hereby agree as follows:


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        1.      SALE AND PURCHASE OF STOCK. In accordance with the terms of the
Plan and Option Agreement, the Corporation hereby sells to the Optionee, and the Optionee hereby purchases from the Corporation, __________ (____) Option Shares at a price of __________ ($________) per Share, for an aggregate purchase price of __________________________ Dollars ($________). Payment of the purchase price for the Option Shares shall be made in accordance with the terms of the Plan and the Option Agreement.

        2. VALUE OF THE OPTION SHARES. The Board of Directors of the Corporation has determined (and the Corporation and the Optionee agree) that on the date of execution of this Agreement the fair market value of the Option Shares is _________________________ Dollars ($__________) (or $________ per
Share), and each of the Corporation and the Optionee agrees to adopt this value in any tax return or other document or report reflecting the fair market value of the Option Shares.

        3. RESTRICTIONS ON TRANSFER OF THE SHARES. Other than as contemplated in Section 4 hereof, the Option Shares are not transferable by the Optionee, voluntarily or by operation of law, except with the express written consent of the Corporation and, then, only under circumstances that the transferee executes an agreement in the same form as this Agreement. Any purported transfer of the Shares or any interest therein by the Optionee, other than as aforesaid, shall be null and void and shall not be recognized for any purpose whatsoever by the Corporation.

        4. REPURCHASE OF SHARES BY THE CORPORATION UPON THE EMPLOYEE'S TERMINATION OF CONTINUOUS EMPLOYMENT.



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                a.      If the Employee's "Continuous Employment," as defined in
Subsection 4.e below, terminates or has terminated for any reason, with or without cause, including the death or disability of the Employee, and whether before or after execution of this Agreement, (such termination of the Employee's Continuous Employment being hereinafter referred to as a "Termination Event"), then all of the Optionee's Option Shares shall be subject to the following purchase option and (if applicable) put option provisions:

                        (1) Upon the occurrence of a Termination Event with respect to the Employee, the Corporation shall have the option (but not the obligation) to purchase all of the Optionee's Option Shares. This purchase option shall be exercisable by the Corporation by delivering a written notice to the Optionee within sixty (60) days after the Termination Event (or, in the case Optionee acquires Option Shares upon exercise of the Option after the Termination Event, within sixty (60) days after such exercise of the Option). If this purchase option is so exercised by the Corporation, the Optionee (or, in the event of the Employee's death, the Employee's executor, personal representative, trustee, or other legal representative, as the case may be), hereinafter the "Seller," shall be obligated to sell to the Corporation all of the Optionee's Option Shares at the purchase price determined in Subsection 4.b and pursuant to the terms and provisions of Subsections 4.c and 4.d.

                        (2) If the Termination Event occurs by reason of the Employee's death, and the Corporation does not exercise the purchase option granted pursuant to Subsection 4.a, then the Seller shall have the right (but shall not be obligated) to put (sell) all of the Optionee's Option Shares to the Corporation. This put option shall be exercisable by the Seller by delivering a written notice to the Corporation within one fifteen (15) days after the expiration of the sixty (60)-day period described in Section 4.a(1). If this put option is exercised by the Seller, the Corporation


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shall be obligated to purchase all of the Optionee's Option Shares from the
Seller, at the purchase price determined in Subsection 4.b, and pursuant to the terms and conditions of Subsections 4.c and 4.d.

                b. The price per Share to be paid by the Corporation for the Optionee's Option Shares pursuant to this Section 4 shall be equal to the "Fair Market Value Per Share" of the issued and outstanding Shares as of the date of the Termination Event. The Fair Market Value Per Share of the issued and outstanding Shares shall be equal to the greater of the per-Share price determined in the following paragraph (1) or the per-Share price determined in the following paragraph (2):

                        (1) The per-Share price paid by the Optionee upon purchase of the Optionee's Option Shares as provided in Section 1; or

                        (2) Ten and thirty-seven hundredths (10.37) times the annual earnings of the Corporation, divided by the number of outstanding Shares of the Common Stock of the Corporation. For this purpose, the annual earnings of the Corporation shall be equal to the average annual earnings of the Corporation, determined on an accrual basis by the Corporation's accountants, over the three-calendar-year period ending on the last day of the calendar year immediately


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preceding the year in which the Corporation's purchase option (or, if applicable, the Seller's put option) is exercised by delivery of written notice as provided in Subsection 4.a; provided, however, that if such written notice is dated after July 1 of the year such option is exercised, then the average annual earnings of the Corporation shall be determined over the period which includes the two calendar years ending with the last day of the calendar year immediately preceding the calendar year in which such option is exercised, and the calendar year in which the option is exercised with the Corporation's earnings for such year annualized based on the Corporation's earnings for the calendar months of such year preceding the month in which such option is exercised. The annual earnings of the Corporation shall be determined based upon the customary principles and practices followed by the Corporation in the preparation of its financial statements; provided, however, that if the Corporation is not a C corporation there shall be subtracted from the Corporation's annual earnings hypothetical corporate taxes at the assumed rate of forty percent (40%) of the Corporation's pre-tax income.

        The purchase price for the Optionee's Option Shares shall be the price per-Share, as determined above in this Subsection 4.b, multiplied by the number of such Optionee's Option Shares being purchased.

                c. Payment by the Corporation for the Optionee's Option Shares hereunder (where applicable) shall be made in cash or cancellation of purchase money indebtedness within thirty (30) days after the expiration of the sixty (60)-day period described in Section 4.a(1).

                d. As a condition to the Corporation's obligation to make the payment of the purchase price called for hereunder for the Optionee's Option Shares, the Seller shall execute and deliver to the Corporation all necessary assignments and documents of transfer necessary to reassign and transfer the Optionee's Option Shares to the Corporation or to its designee.

                e. "Continuous Employment" shall mean the employment of the Employee with the Corporation, any parent or subsidiary of the Corporation, any successor of the Corporation, or any corporation or parent or subsidiary of any corporation which assumes the Option in a


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transaction to which Section 424(a) of the Internal Revenue Code of 1986, as
amended ("Code") applies (such entities being individually and collectively referred to herein as "Employer"), which employment is not interrupted or terminated. The Employee's employment shall not be considered interrupted or terminated in the case of (1) any leave of absence approved by the Employer or
(2) transfers between locations of the Employer. A leave of absence approved by the Employer shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Employer. No such leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract, including the Employer's policies.

        5. SECURITIES ACT REPRESENTATION OF THE OPTIONEE; CERTIFICATE LEGEND. The Optionee hereby represents to the Corporation that the Optionee is purchasing the Option Shares for investment, and not with a view to the distribution or resale thereof. The Optionee agrees that the certificate representing the Optionee's Option Shares shall contain one or more legends restricting transfer thereof under applicable securities laws, and shall contain a legend referring to this Agreement and to the fact that the Shares are subject to this Agreement and are not, subject to the provisions of this Agreement, transferable by the Optionee.

        6. DESIGNATION OF BENEFICIARY. The Employee may at any time designate a beneficiary to receive payment for the Optionee's Option Shares in the event of the Employee's death. Such designation shall be in writing, signed by the Employee, and delivered to the Corporation. Such designation may be revoked at any time in writing by the Employee, in which case a new designation may be made.


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        7.      RIGHT OF CORPORATION TO TERMINATE EMPLOYMENT. Nothing contained in this Agreement shall interfere in any way with the right of the Corporation to terminate the employment of the Employee at any time, with or without cause, for any reason.

        8. CHANGES IN STOCK. In the event that the Corporation declares a stock dividend, or if by reason of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or otherwise, the Option Shares of the Optionee are exchanged for or supplemented by other or additional shares of capital stock of the Corporation, then and in such event, the Optionee agrees that such additional or other shares of capital stock of the Corporation shall be subject to all of the terms and provisions of this Agreement.

        9. TAX WITHHOLDING. If, in the opinion of counsel or accountants to the Corporation, any amounts are required to be withheld by the Corporation under applicable Federal, state or local withholding tax requirements in connection with the Optionee's purchase or the disposition of such Option Shares, then and in such event the Optionee agrees to promptly pay to or reimburse the Corporation for any such taxes payable or paid by it in connection with such purchase or disposition of such Shares, and the Optionee agrees that the Corporation shall have the right to withhold such taxes from payments made or to be made by it to the Employee, including but not limited to other compensation paid or payable to the Employee by the Corporation and any such payments made or to be made by the Corporation pursuant to this Agreement, all as the Corporation deems appropriate, and the Optionee agrees to make any such payments and hereby authorizes the Corporation to withhold such taxes as deemed appropriate by the Corporation. The


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Optionee shall be personally liable for any and all taxes of any kind which may be imposed on or result from the purchase or sale of Shares pursuant to this Agreement, or the ownership of Shares at death.

        10. ARBITRATION. Any dispute arising between the parties under this Agreement or with respect to the terms and conditions of this Agreement, to the parties' rights under this Agreement, or to the interpretation, application, enforceability, or validity thereof, shall be resolved by arbitration at San Jose, California in accordance with the provisions of Section 1280 et seq. of the California Code of Civil Procedure. The arbitrator or arbitrators shall be selected by mutual agreement of the parties, and if no agreement can be reached, by a court of law having competent jurisdiction over the dispute.

        The arbitrator shall have no authority to award or assess punitive or exemplary damages against either party.

        The Optionee shall pay the portion of the costs of such arbitration equal to the filing fee the Optionee would have paid to file a civil court case, and the Corporation shall pay the balance of such costs; provided, however, that the Optionee may unilaterally elect to pay one-half of such costs, and to have the Corporation pay the other one-half of such costs. Each party shall pay for its own attorneys' fees.

        The prevailing party in any such arbitration may file the award as a judgment in the Superior Court of the State of California in and for the County of Santa Clara or other city wherein the principal offices of the Corporation are then located or where one or more of the parties to the arbitration resides, as the case may be.


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        11.     LIMITATION ON PURCHASE BY CORPORATION. Notwithstanding anything to the contrary in this Agreement, the Corporation shall not make any purchase of Option Shares pursuant to this Agreement if it is prohibited from doing so under the General Corporation Law of California.

        12. EFFECT OF S CORPORATION STATUS. The Optionee acknowledges that the Corporation is an S corporation under the Internal Revenue Code, and Optionee may have taxable income allocated to him, her or it as an S corporation shareholder, with respect to which no cash distribution is made with which to pay such taxes. Optionee further acknowledges that the Corporation is under no obligation to make distributions to pay such taxes, unless otherwise agreed in writing. Optionee agrees to execute any and all consents and forms required by the Corporation, as may be necessary to maintain the status of the Corporation as an S corporation.

        13. TERMINATION. This Agreement may only be amended, altered or terminated with the written approval of Optionee and CodeMaster Corporation; provided, however, that this Agreement and the repurchase portion of the Corporation shall automatically terminate on the date the stock of the Corporation is publicly traded or in the event of the dissolution of the Corporation.


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        IN WITNESS WHEREOF, the Corporation and the Optionee have entered into this Agreement effective as of the day and year first above written.

THE "CORPORATION"                          THE "OPTIONEE"

CODEMASTER CORPORATION


By: ____________________________       __________________________________
    Christopher B. Schofield,
    President
                                       __________________________________
                                       [Name of the Optionee]
By: ___________________________
    Carol E. Locke,
    Secretary